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                      June 26, 2023

       Koichi Ishizuka
       Chief Executive Officer
       WB Burgers Asia, Inc.
       3F K   s Minamiaoyama
       6-6-20 Minamiaoyama
       Minato-ku, Tokyo 107-0062, Japan

                                                        Re: WB Burgers Asia,
Inc.
                                                            Form 10-K for
Fiscal Year Ended July 31, 2022
                                                            Filed June 2, 2023
                                                            File No. 000-56233

       Dear Koichi Ishizuka:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services